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                                                                    Exhibit 11.1

                                 VISIONEER, INC.
                      COMPUTATION OF NET INCOME (LOSS) PER
                          COMMON SHARES AND EQUIVALENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS ENDED MARCH 31,
                                                                 ----------------------------
                                                                   1996                 1995
                                                                 -------              -------
  Weighted average common shares outstanding ................     18,929                2,289
  Weighted average common equivalent shares from
     convertible preferred stock and warrants,
     calculated using the if-converted method ...............         64                7,872

  Common equivalent shares from convertible
     preferred stock and options issued subsequent
     to September 30, 1994, included pursuant to Staff
     Accounting Bulletin No. 83 .............................                           5,019

  Weighted average common stock equivalents from options ....      1,469
                                                                 -------              -------
  Weighted average common shares and equivalents ............     20,462               15,180
                                                                 =======              =======

  Net income (loss) .........................................    $    57              $(2,963)
                                                                 =======              =======

  Net income per share ......................................    $  0.00
                                                                 =======

  Pro forma net loss per share ..............................                         $ (0.20)
                                                                                      =======

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